                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Zila, Inc. on Form S-3 of our report dated December 19, 1997, relating to the Statements of North American Direct Revenues and Direct Expenses of The Peridex Brand of The Procter & Gamble Company, appearing in the Amended Form 8-K/A filed on January 14, 1998 amending the current report on Form 8-K dated November 6, 1997 (date of earliest event reported) and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.




/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Cincinnati, Ohio



January 14, 1998





























                                  EXHIBIT 23-B